Exhibit 10.7

Plan Conditions

Long-Term Incentive Plan Beat 2005

RWE

Objectives/Preamble

RWE AG follows a corporate strategy that is aligned with the shareholders’ interests and aims to increase long-term shareholder value. To align the actions of the top-management with this corporate objective, retain key talent and to reward loyalty with the company, phantom shares (Performance Shares) are granted under the Performance Share Plan (PSP). At the end of a vesting period (§ 4 para. 3), these Performance Shares are paid out in cash depending on the Total Shareholder Return (TSR, see § 5) of RWE ordinary share (RWE Share) relative to the TSR of those companies in the DJ STOXX Utilities Index. The Performance Shares are granted via an individual grant letter to the eligible board members and executives of RWE AG by RWE AG and to the remaining eligible board members, managing directors, and executives by the respective employing company within the RWE group (hereafter all referred to as the Employing Company). The following plan conditions for the PSP are part of the individual grant letter.

§ 1	Participation, voluntary participation, voluntary grant

(1)	Eligibility extends to the members of the executive board of RWE AG, executive board members of the management companies as well as other selected executives invited with a grant letter from their Employing Company (“Plan Participant”). The decision regarding eligibility and the number of shares granted rests with the Employing Company based on the RWE AG guidelines.

(2)	PSP participation is voluntary.

(3)	Each year RWE AG determines if and to what extent Performance Shares are granted in the respective year on a discretionary basis.

(4)	The grant of Performance Shares is at the discretion of the Employing Company. Even if Performance Shares have been granted in the past, no claim to future grants of Performance Shares or similar benefits of equal value arises.

§ 2	Performance Shares

(1)	Performance Shares are phantom shares through which Plan Participants receive the right to an amount of cash at the end of the vesting period (§ 4 para. 3). The level of payout is subject to the share price of the RWE Share as well as TSR relative to the other DJ STOXX Utilities Index companies over the vesting period.

(2)	The Performance Shares do not carry voting or dividend rights.

(3)	Performance Shares may not be sold, mortgaged, transferred, ceded or bequeathed. Furthermore, no legal transactions may be executed with the Performance Shares that in any way economically lead to their sale or to the transfer of opportunities and risks linked with the shares to third parties. The Performance Shares will be forfeited without substitution or compensation to the amount that the Plan Participant uses the Performance Shares as collateral security or to which a creditor of the Plan Participant proceeds to the forced sale of the performance share rights granted on the basis of these plan conditions.

§ 3	Mandatory personal investment of board members

(1)	A precondition for the granting of Performance Shares to members of the executive board of RWE AG and to executive board members of the management companies (hereafter all referred to as “Board Members”) is a personal investment in the form of RWE Shares.

(2)	The personal investment equals one third of the grant value of the Performance Shares (§ 4 para. 2) after taxes. The number of shares to be purchased (“Personal Investment Shares”) is disclosed to the Board Members through the individual grant letter.

(3)	The Personal Investment Shares must be deposited at a securities account which has specifically been opened up for this purpose and which has been blocked to the benefit of the Employing Company.

(4)	The Personal Investment Shares are blocked up to the end of the vesting period (§ 4 para. 3). A breach of the blocking leads to the forfeiture without substitution of the Performance Shares of the respective board member to the extent of the breach.

(5)	Concerning the purchase of Personal Investment Shares by the Board Members it must be ensured, that the purchase of RWE Shares does not infringe upon company- and/or group directives or insider trading laws.

(6)	Further details regarding the realisation of the personal investment can be found in the “Personal Investment Regulations” which are part of these plan conditions in their most current version.

§ 4	Grant date, Vesting Period

(1)	The Performance Shares are granted on 1st January in any particular year (Grant Year).

(2)	The Plan Participants receive, in the first quarter of the Grant Year, a grant letter which specifies the number of shares granted and their expected value (Grant Value).

(3)	The term of the PSP is three years (Vesting Period). The Vesting Period begins on 1st January of the Grant Year and ends with closing of 31st December of the second year following the Grant Year.

(4)	The right to receive a specific amount of money arises only with the expiry of the Vesting Period. Precondition for the payout is the achievement of the performance criteria (§§ 5, 6) as well as an active employment status with a company of the RWE group at the end of the Vesting Period. The rules set out in § 7 remain unaffected by this.

§ 5	Performance criterion

(1)	The performance criterion for the determination of the payout level is the TSR of the RWE Share relative to the TSR of the shares of the companies (Index Companies) that are listed in the DJ STOXX Utilities Index (“Index”). The relevant date for the determination of the index companies results from § 6 para. 4.

(2)	The following definitions of terms are applicable for the TSR calculation as described under § 5 para. 3:

a)	Base price

The base price is the average of the closing prices during Average Period 1 at the stock exchange whose quotation is used for the determination of the Index.

b)	Trading days

These are all trading days on which an Index is calculated.

c)	Average Period 1

The Average Period 1 is defined as the last 20 trading days of the year prior to the Grant Year.

d)	Average Period 2

The Average Period 2 is defined as the last 20 trading days prior to the end of the Vesting Period.

e)	The Adjusted Share Price is the closing price of the share multiplied by all adjustment factors that have been determined since the beginning of the Vesting Period (§ 5 para. 2 g).

f)	The Relevant Adjusted Share Price at the end of the Vesting Period results from the average of the Adjusted Share Prices of the last 20 trading days prior to the end of the Vesting Period.

g)	The adjustment factors are determined for the following equity events:

i.	dividend payments

ii.	nominal value changes and stock split

iii.	issue of purchase rights

iv.	bonus shares

v.	spin-off

The determination and use of the adjustment factors is based on the rules of the index-provider.

(3)	The TSR of a share (in %) is calculated as follows: The Base Price (§ 5 para. 2 a) is subtracted from the relevant Adjusted Share Price (§ 5 para. 2 f). This result is divided by the Base Price.

§ 6	Payout, regular payout date

(1)	To determine the payout, the TSR of the RWE Share must be compared to the TSR of the shares of the individual index-companies.

(2)	To determine the payout for the Performance Shares, the following steps are necessary:

a)	First, the index weights (in %) of the individual Index Companies during the Average Period 1 are determined excluding the RWE Share.

b)	The TSR for each individual Index Company and the RWE Share is then calculated and ranked in descending order (i.e. the company with the highest TSR ranks first, followed by the one with the second highest TSR, etc.).

c)	The TSR rank for RWE is determined along with the cumulative index weights of all Index Companies that have a lower TSR than RWE. This sum forms the subtotal.

d)	If the subtotal is less than 25%, no payout of the Performance Shares will occur. If the subtotal is at 25% or more, the subtotal is squared and then multiplied by a factor of 1.25 (Final Result).

e)	The Final Result is multiplied by the initial number of Performance Shares granted as set out in the individual grant letter. The result is the final number of Performance Shares .

f)	The final number of Performance Shares is multiplied by the average closing price of the RWE Share during the Average Period 2 (§ 5 para. 2 d) (Payout Amount).

g)	The maximum amount is limited to three times the Grant Value of the Performance Shares (§ 4 para. 2). Furthermore, the supervisory board of RWE AG can, in case of exceptional or unforeseeable developments, arrange for further limitations to payouts for the RWE AG executive Board Members.

(3)	The Employing Company will remit the payout after the Vesting Period together with the March salary payment (Regular Payout Date).

(4)	If the accounting of the Employing Company is done in a currency other than the Euro, the payout will be effected in this currency. The conversion of the Payout Amount is carried out at the average of the fixing prices of the European Central Bank for the days comprising Average Period 2.

(5)	The relevant date for the determination of which companies are listed in the Index is the 31st December of the year before the Grant Year. Should any companies that are part of the Index at this point of time drop out of the Index in the course of the Vesting Period, the index weight of the remaining Index Companies will be adjusted accordingly. Should any acquisition or merger take place between two or more Index Companies during the Vesting Period, the company with highest index weight will be continued. The index weight of the remaining Index Companies are recalculated without the weight of those companies that have left the Index.

(6)	The TSR for the RWE Share and the Index Companies as well as the payouts under the PSP will be calculated by a bank (Point of Determination) which is appointed by RWE AG. Currently the Point of Determination is the HSBC Trinkaus & Burkhardt KGaA, Düsseldorf. RWE AG may appoint a new bank at any time.

(7)	All value calculations provided by RWE AG and/or by the Employing Company during the Vesting Period for informational purposes are without obligation.

§ 7	Termination and cancellation of employment, as well as death

(1)	If employment is terminated or cancelled before end of the Vesting Period

a)	by the Plan Participant or

b)	by the Employing Company for reasons lying in the behaviour or the person of the Plan Participant the granted Performance Shares will lapse without substitution or compensation.

(2)	If, before the end of the Vesting Period, employment is

a)	terminated or cancelled by the Employing Company without reasons lying in the behaviour or in the person of the Plan Participant,

or

b)	terminated through (early) retirement and the Plan Participant receives a state or company pension,

then the Performance Shares of the Plan Participant are paid out on the regular payout date at the end of the Vesting Period according to the calculation in § 6.

(3)	Should

a)	a Plan Participant leave the Employing Company for non-self initiated reasons, which do not fall under §§ 7 para. 1 and 7 para. 2,

or should

b)	a company of the RWE group, whose employees have been granted Performance Shares, leave the group,

then the Performance Shares of the respective affected Plan Participants will lapse. As compensation for this forfeiture a compensatory payment is provided at the next possible date. This payment is equivalent to the Grant Value (§ 4 para. 2) from the individual grant letter pro-rated for the service during the Vesting Period.

(4)	In the case of death of the Plan Participant before the end of the Vesting Period all Performance Shares lapse and a compensatory payment is provided for the Performance Shares. This payment equals the Grant Value (§ 4 para. 2) from the individual grant letter and is pro-rated for service during the Vesting Period up to the Plan Participant’s death. The compensatory payment is paid out immediately.

(5)	§§ 7 para. 2 and 7 para. 3 do not apply if the Plan Participant transfers from one RWE group company to another which participates in the PSP. In this case the Performance Shares continue to be valid. Following the transfer the new company becomes the Employing Company for the purpose of these plan conditions.

§ 8	Change-in-ControI

(1)	A change-in-control occurs when as a result of the German Securities Acquisition and Takeover Act (“Wertpapiererwerbs- und Übernahmegesetz”) a compulsory offer to the RWE AG shareholders has to be published.

(2)	Should a change-in-control for the purpose of § 8 para. 1 occur during the Vesting Period, all Performance Shares lapse without compensation at the time of the purchase of the RWE Shares and the actual disposal of the shares through the investor. A compensatory payment will be provided for the lapsed shares. This payment will be determined through application of §§ 5 and 6 to the time of the take-over bid. However, the final takeover price paid for the RWE Shares - under consideration of possible improvements - is used as the relevant Adjusted Share Price (for the purpose of § 5 para. 2 f). The determined compensatory amount is paid out with the next possible salary payment.

(3)	Should RWE AG merge with another company and the merger does not only concern RWE group companies, the Performance Shares lapse and a compensatory payment will be provided. For this purpose the expected value of the Performance Shares at the time of the merger is calculated by the point of determination. This expected value is multiplied by the number of Performance Shares granted and prorated up to the date of the merger. The resulting amount will be paid to the participant with the next possible salary payment.

§ 9	Administration

(1)	The administration of the PSP is carried out by RWE AG and by the Employing Company, respectively.

(2)	RWE AG and the Employing Company may issue instructions required for the administration and management and also put third parties in charge of the administration.

§ 10	Costs

(1)	The Employing Company bears the costs for the administration of the performance share plan.

(2)	The Board Members who must provide a personal investment, bear the costs of setting up of the bank deposit, the costs of the purchase and the costs relating to the transfer of the Personal Investment Shares according to § 3 para. 3.

§ 11	Adjustments as a result of changes to the nominal capital

(1)	Should there be a change to RWE AG’s nominal capital or should reorganisation measures that immediately affect RWE AG’s equity (e.g. spin-offs) occur in the course of the term, RWE AG is entitled but not obliged to amend the number of Performance Shares so that the total value of Performance Shares granted to all participants after execution of the respective measure largely equals the total value of all granted Performance Shares immediately before execution of the measure. Where applicable, Performance Shares which were granted as a result of the measure are included in the determination of the total value.

(2)	An adjustment will not be made by RWE AG if it is not legally permitted, already legally conducted, or if the changes in respect of the reorganisation have only a minimal effect on the total value of the Performance Shares.

§ 12	Taxes, duties and other expenses

(1)	Taxes, duties and other expenses accruing as a result of the grant, compensation or payout of the Performance Shares are to be borne by the Plan Participants.

(2)	The Employing Company will retain the accruing taxes and duties as far as this is possible according to the applicable law of the respective country.

§ 13	Price risks

RWE AG does not assume any guarantees whatsoever for any possible market developments of the RWE Share price or the share prices of the other index companies, nor for the respective dividend payments after grant or for any other time frame or period.

§ 14	Written format

Any changes and supplements to these plan conditions and all agreements respective to this performance share plan must be in writing.

§ 15	Applicable law and court of jurisdiction

(1)	The content of these plan conditions and the individual grant letter as well as all rights and obligations resulting thereof for the Plan Participant, the Employing Company or RWE AG are governed in all respects by the law of the Federal Republic of Germany.

(2)	Place of fulfilment and court of jurisdiction for all legal disputes from or in connection with the Performance Shares and the stipulations set out in these plan conditions is, as far as legally allowable, Essen.

§ 16	Miscellaneous

(1)

Should individual clauses of these plan conditions be or become invalid or non-feasible in part or in their totality or should there be a gap in these conditions, this shall in no way affect the validity of the other plan conditions. The invalid or non-feasible clause shall, by the way of supplementary contractual interpretation, be replaced by a valid and feasible clause which corresponds to the spirit and purpose of the invalid and non-feasible clause. In case of a gap, an appropriate clause will be determined, which corresponds to what would have been stipulated according to the spirit and purpose of these plan conditions, had the situation been addressed in the first place. This also holds true if the invalidity of a clause is based on a measurement of a benefit or time which has been standardised in these plan conditions. In these cases a legally allowed measurement of a benefit or time replaces the stipulated provision that comes closest to the initial intention.

(2)	If there are any changes to the stock exchange usages during the term of the Performance Shares which make the enforcement of these plan conditions or of individual clauses significantly more difficult or impossible, RWE AG is entitled to make appropriate amendments.

(3)	Captions of paragraphs are solely for orientation purposes and may not be drawn upon for interpretation purposes.

(4)	The version of the German original text is legally binding. In case of deviations from these plan conditions in a language other than German it must be taken into consideration that the text in the other language is for informational purposes only. For interpretation the German version only is relevant.

§ 17	Validity

The plan conditions of the performance share plan take effect retroactively to 1st January 2005.

Essen, 20 April, 2005

RWE AG

RWE Aktiengesellschaft

Opernplatz 1
45128 Essen

T +49 (0)201/12-00
F +49 (0)201/12-1 51 99
I www.rwe.com

RWE